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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Barakett                         Timothy                 R.
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   (Last)                            (First)              (Middle)


   c/o Atticus Capital, L.L.C.  152 West 57th. Street
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                                    (Street)
   New York                           N.Y.                  10019
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)  December 21, 2001

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol
     Price Communications Corp. (NYSE:PR)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
 Common Stock, par value $0.01
 per share ("Common Stock")            6,162,510                   1                    See Note 1 below:
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
                                                                          (Over)


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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
 N/A
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        Note 1: The Reporting Person is the Managing Member of Atticus Holdings, L.L.C. a Delaware limited liability company
("Atticus Holdings"), which serves as a general partner to certain investment funds over which the Reporting Person has investment discretion. The Reporting Person is also the Chairman and Chief Executive Officer of Atticus Capital, L.L.C., a Delaware limited liability company, and Atticus Management, Ltd., an international business company organized under the laws of the British Virgin
Islands (collectively, the "Atticus Entities"). The Atticus Entities act as advisers for various investment funds (the "Funds") and managed accounts (the "Accounts"). Based on his relationship with the Atticus Entities and Atticus Holdings. The Reporting Person
is deemed to be a beneficial owner of the Common Stock owned by the Funds and Accounts for purposes of Rule 16a-1(a)(1) under the
Securities Exchange Act of 1934. Mr. Barakett disclaims beneficial ownership within the meaning of Rule 16a-1(e)(2) under the
Securities Act of 1934 in the Shares owned by the Funds and Accounts except to the extent, if any of his pecuniary interest therein.



      /s/ Timothy R. Barakett                             December 31, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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